Exhibit 99.1

Bellevue Life Sciences Acquisition Corp. Announces Closing of Full Over-allotment Option
Bellevue, Washington, Feb 21, 2023 -- Bellevue Life Sciences Acquisition Corp. (the “Company” or “we”) today announced the closing of the over-allotment option that the Company granted to the underwriters of its initial public offering. The representative of the underwriters exercised the over-allotment option in full on February 17, 2023 and purchased an additional 900,000 units at the public offering price of $10.00 per unit. After giving effect to the exercise of the over-allotment option, a total of 6,900,000 units have been issued, resulting in total gross proceeds of $69,000,000. The units, including those issued in connection with the over-allotment option, are listed on The Nasdaq Capital Market (“Nasdaq”) under the ticker symbol “BLACU.” Each unit consists of one share of common stock, one redeemable warrant entitling the holder to purchase one share of common stock at a price of $11.50 per share, and one right entitling the holder to receive one-tenth (1/10th) of one share of common stock upon consummation of an initial business combination. After the securities comprising the units begin separate trading, the shares of common stock, warrants and rights are expected to be listed on Nasdaq under the symbols “BLAC,” “BLACW” and “BLACR,” respectively.
Chardan acted as sole book-running manager of the offering.
A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on February 9, 2023. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
The offering is being made only by means of a prospectus. Copies of the final prospectus relating to the offering may be obtained by contacting Chardan, 17 State Street, Suite 2130 New York, NY 10004. Copies of the registration statement can be accessed through the SEC's website at www.sec.gov.
About Bellevue Life Sciences Acquisition Corp.
Bellevue Life Sciences Acquisition Corp. is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While we will not be limited to a particular industry or geographic region in our identification and acquisition of a target company, we intend to focus our search on companies in the healthcare industry.
Forward Looking Statements
This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the search for an initial business combination. No assurance can be given that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC, which is available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:
Tom Shin, Senior Vice President and Corporate Secretary
Phone: +1 (206) 317-9114, Email: tom.shin@bellevuecm.com